Exhibit 99.1

IDENTIV REPORTS THIRD QUARTER 2019 RESULTS

15% Revenue Growth, 42% Software and Services Growth, Second Consecutive Quarter

of Positive GAAP Net Income, Recurring Revenues of 8% of Total Revenues

FREMONT, Calif. — November 7, 2019 — Identiv, Inc. (NASDAQ: INVE), a global provider of physical security and secure identification, reported financial results for the third quarter ended September 30, 2019.

Recent Financial and Operational Highlights

•	15% year-over-year revenue growth, with Premises up 38%

•	Software and services revenue up 42%, comprising 14% of total revenue, up from 11% of total revenue in Q3 2018

•	Gross margin expansion: 46% gross margin in Q3 2019 vs 42% gross margin in Q3 2018

•	Second consecutive quarter of positive GAAP net income and positive EPS

•	13th consecutive quarter of positive non-GAAP adjusted EBITDA

•	Positive net cash provided by operations and Non-GAAP free cash flow on a year-to-date basis

•	Partnership with Les Bouchages Delage for IoT-ready luxury-brand security solutions

•	Freedom Mobile frictionless door access app, available now in Apple Store

•	US Marshalls multi-year deployment of Hirsch systems across 900 sites

•	Launched uTrust Bluetooth Smart Card Reader

Third Quarter 2019 Financial Results

Revenue for the third quarter of 2019 was $23.0 million, an increase of 15% from $20.0 million in the third quarter of 2018 and an increase of 4% from $22.2 million in the second quarter of 2019.

Revenue in the Premises segment increased 38% from the third quarter of 2018 and increased 22% from the prior quarter to $12.9 million. Revenue in the Identity segment decreased 5% from the third quarter of 2018 and decreased 13% from the prior quarter to $10.1 million. The year-over-year increase in the Premises segment was mainly driven by strong demand for physical access security solutions, video analytics software, and strong federal government sales. The year-over-year decrease in the Identity segment primarily reflects higher RFID sales which grew 11% year-over-year, offset by delays in Thursby software sales to the DoD and a planned reduction in identity card sales towards higher margin, higher security identities.

GAAP gross margin was 46% in the third quarter of 2019, an increase of 334 basis points compared to 42% in the third quarter of 2018 and an increase from 44% in the second quarter of 2019. The year-over-year gross margin improvement is primarily attributable to the change in product mix, including a higher percentage of software and services sales compared to the prior year.

GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), general and administrative (G&A), an increase in fair value of earnout liability, and restructuring and severance charges, were $9.3 million in the third quarter of 2019, compared to $8.6 million in the third quarter of 2018 and $9.1 million in the second quarter of 2019, reflecting a year-over-year increase of 7% and a sequential increase of 2%, respectively.

Non-GAAP operating expenses (adjusted to exclude restructuring and severance costs and certain non-cash charges, such as stock-based compensation, depreciation and amortization as well as other non-GAAP items consisting of acquisition-related transaction costs) for the third quarter of 2019 were $7.9 million, compared to $7.2 million in the third quarter of 2018 and $7.8 million in the second quarter of 2019.

GAAP net income attributable to Identiv, Inc. was $1.1 million in the third quarter of 2019, compared to a net loss of $(0.3) million in the third quarter of 2018, and net income of $0.4 million in the second quarter of 2019.

GAAP net income attributable to common stockholders per share (EPS) was $0.05 in the third quarter of 2019, compared to a net loss of $(0.02) per share in the third quarter of 2018 and net income of $0.01 per share in the second quarter of 2019. GAAP net income attributable to common stockholders in the third quarter of 2019 includes the accretion of dividends on the Series B preferred stock, which the Company accrues quarterly beginning 2019.

Non-GAAP adjusted EBITDA in the third quarter of 2019 was $3.0 million, an increase of approximately 81% compared to $1.7 million in the third quarter of 2018, and $2.4 million in the second quarter of 2019. The year-over-year increase reflects higher revenues as well as higher gross margins, which were offset slightly by higher operating expenses.

Cash was $11.1 million at September 30, 2019, compared to $14.2 million at September 30, 2018, and $11.1 million at June 30, 2019.

Financial Outlook

For the fiscal year ending December 31, 2019, the Company now expects revenue of $88 million to $90 million (previously $92 million to $95 million), representing an increase of 14% at the midpoint compared to fiscal 2018. The Company has increased the midpoint of its adjusted EBITDA guidance to $8.5 million and $9.0 million (previously $7.0 million to $9.0 million) and increased its net income attributable to Identiv, Inc. guidance to $1.0 million to $1.2 million (previously a loss of $0.5 million to a gain of $1.0 million) and earnings per basic share of $0.00 to $0.01.

The Company also introduced guidance for fiscal 2020, ending December 31, 2020. The Company expects growth in the mid-teens (14-16%), resulting in expected revenue of $100 million to $104 million, non-GAAP adjusted EBITDA of $12 million to $14 million, net income attributable to Identiv, Inc. of $4.5 million to $6.5 million and earnings per basic share of $0.20 to $0.31.

Management Commentary

“The third quarter continued our momentum from the first half of the year, particularly our expanded profitability. The 38% Premises growth demonstrates the strength of our Total Solution strategy, and the net income expansion ahead of projections validates the leverage within our business model. As we grow, a substantial portion of incremental revenues contributes to the bottom line. The return of our RFID business to 11% year-over-year growth reflects the strength across our segments. Particularly important is the 8% of revenues which were recurring revenues, and the 42% growth in software and services, both of which contribute to our expanding profitability. In the market, we had an exceptionally well-received presence at GSX, where our Total Solution proved to be both unique and attractive to a wide range of customers. Our range of mobile and web apps expanded to nearly a dozen, and our channel-friendly cloud services pilots have been very strongly embraced. These all contribute to our confidence in the higher growth rates and profitability that we’re projecting for 2020.”

Sandra Wallach, Identiv CFO, added: “During Q3, we grew revenue 15% and achieved positive GAAP net income attributable to common stockholders and positive EPS for the second consecutive quarter. We also achieved our 13th consecutive quarter of positive adjusted EBITDA. The fact that we achieved these results despite greater than anticipated fluctuations in our Identity business due almost exclusively to some variance in Thursby indicate that we are not only effectively managing costs but continue to be well positioned for even greater leverage going forward. We remain confident that executing on our key initiatives will ultimately result in greater scale, operating expense leverage, higher margins, and improving profitability.”

Conference Call

Identiv management will hold a conference call today (November 7, 2019) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 1-855-327-6837

International Number: 1-631-891-4304

Call ID: 10007879

Webcast link: here

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at +1-949-574-3860.

The conference call will be broadcast simultaneously and available for replay here.

The replay of the call will be available after 8:00 p.m. Eastern time on the same day through December 7, 2019 under +1-844-512-2921 (Toll-Free Replay Number) and +1-412-317-6671 (International Replay Number) with Replay ID: 10007879.

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control, video analytics and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, banking, retail, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA, non-GAAP operating expenses and non-GAAP free cash flow. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above exclude items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision for income taxes, net income attributable to noncontrolling interest, interest expense, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, increase in fair value of earnout liability, acquisition related transaction costs, and restructuring and severance. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, increase in fair value of earnout liability, acquisition related transaction costs and restructuring and severance. Non-GAAP free cash flow includes capital expenditures. For historical periods, the exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding future operating and financial performance including 2019 and 2020 guidance, the Company’s beliefs regarding the benefits of its acquisitions, the Company’s beliefs regarding its ability to achieve its business and strategic objectives and expected benefits thereof, the drivers of momentum in its business, the Company’s belief that by continuing to execute on its key initiatives, it will realize greater scale, operating expense leverage, higher margins and improving profitability, the Company’s belief that it is continuing to manage costs efficiently, and the Company’s beliefs regarding the benefits and attributes of its platform and products, and its status in the market and with customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, actual results for fiscal 2019 and beyond, the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, the actual benefits achieved through acquisitions, the level and timing of customer orders, the success of its products and partnerships, industry trends and seasonality, and factors discussed in its public reports, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Charlie Schumacher

Gateway Investor Relations

1-949-574-3860

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net revenue	$23,026	$22,237	$20,022	$64,785	$56,844
Cost of revenue	12,500	12,354	11,538	35,672	33,699

Gross profit	10,526	9,883	8,484	29,113	23,145
Operating expenses:
Research and development	2,125	2,078	1,860	6,229	5,384
Selling and marketing	4,470	4,721	3,915	13,689	12,176
General and administrative	2,591	2,279	2,641	7,492	7,952
Increase in fair value of earnout liability	175	—	—	175	—
Restructuring and severance	(87)	(2)	223	(101)	591

Total operating expenses	9,274	9,076	8,639	27,484	26,103

Income (loss) from operations	1,252	807	(155)	1,629	(2,958)
Non-operating income (expense):
Interest expense, net	(246)	(241)	(291)	(766)	(1,239)
Loss on extinguishment of debt	—	—	—	—	(1,369)
Foreign currency gains (losses), net	168	(70)	200	96	354

Income (loss) before income taxes and noncontrolling interest	1,174	496	(246)	959	(5,212)
Income tax provision	(105)	(80)	(41)	(289)	(121)

Net income (loss)	1,069	416	(287)	670	(5,333)
Less: Income attributable to noncontrolling interest	—	—	—	—	(5)

Net income (loss) attributable to Identiv, Inc.	1,069	416	(287)	670	(5,338)
Cumulative dividends on Series B preferred stock	(262)	(259)	—	(779)	—

Net income (loss) attributable to common stockholders	$807	$157	$(287)	$(109)	$(5,338)

Net income (loss) per share:
Basic	$0.05	$0.01	$(0.02)	$(0.01)	$(0.34)
Diluted	$0.05	$0.01	$(0.02)	$(0.01)	$(0.34)

Weighted average shares used in computing net income (loss) per common share:
Basic	17,006	16,953	15,750	16,933	15,484
Diluted	17,766	17,795	15,750	16,933	15,484

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2018
ASSETS
Current assets:
Cash	$11,052	$11,117	$8,930	$10,866
Accounts receivable, net of allowances	19,261	17,560	15,456	14,952
Inventories	13,964	13,588	12,460	13,631
Prepaid expenses and other assets	2,812	2,931	2,361	2,743

Total current assets	47,089	45,196	39,207	42,192
Property and equipment, net	2,202	2,425	2,669	2,624
Operating lease right-of-use assets	5,133	5,525	5,970	—
Intangible assets, net	10,722	11,378	11,997	10,980
Goodwill	10,128	10,138	10,441	9,286
Other assets	1,216	1,188	1,322	1,224

Total assets	$76,490	$75,850	$71,606	$66,306

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$7,596	$8,211	$6,304	$5,654
Current portion - payment obligation	1,192	1,122	1,050	1,025
Current portion - financial liabilities	14,812	13,222	11,787	11,554
Operating lease liabilities	1,914	1,880	2,067	—
Notes payable	—	—	—	2,000
Deferred revenue	2,880	3,052	2,779	2,174
Accrued compensation and related benefits	1,853	1,866	1,779	1,794
Other accrued expenses and liabilities	4,179	4,696	4,165	5,277

Total current liabilities	34,426	34,049	29,931	29,478
Long-term payment obligation	860	1,216	1,569	1,860
Long-term operating lease liabilities	3,409	3,827	4,072	—
Long-term deferred revenue	685	660	625	636
Other long-term liabilities	366	558	559	632

Total liabilities	39,746	40,310	36,756	32,606

Total stockholders´ equity	36,744	35,540	34,850	33,700

Total liabilities and stockholders´equity	$76,490	$75,850	$71,606	$66,306

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$12,500	$12,354	$11,538	$35,672	$33,699
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(35)	(34)	(22)	(98)	(64)
Amortization and depreciation	(340)	(338)	(320)	(980)	(934)

Total reconciling items included in GAAP cost of revenue	(375)	(372)	(342)	(1,078)	(998)

Non-GAAP cost of revenue	$12,125	$11,982	$11,196	$34,594	$32,701

Non-GAAP gross profit margin	47%	46%	44%	47%	42%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$9,274	$9,076	$8,639	$27,484	$26,103
Reconciling items included in GAAP operating expenses:
Stock-based compensation	(654)	(659)	(681)	(1,971)	(1,923)
Amortization and depreciation	(614)	(560)	(481)	(1,724)	(1,428)
Increase in fair value of earnout liability	(175)	—	—	(175)	—
Acquisition related transaction costs	(19)	(16)	(84)	(93)	(605)
Restructuring and severance	87	2	(223)	101	(591)

Total reconciling items included in GAAP operating expenses	(1,375)	(1,233)	(1,469)	(3,862)	(4,547)

Non-GAAP operating expenses	$7,899	$7,843	$7,170	$23,622	$21,556

Reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA
GAAP net income (loss) attributable to Identiv, Inc.	$1,069	$416	$(287)	$670	$(5,338)
Reconciling items included in GAAP net income (loss):
Provision for income taxes	105	80	41	289	121
Net income attributable to noncontrolling interest	—	—	—	—	5
Interest expense, net	246	241	291	766	1,239
Loss on extinguishment of debt	—	—	—	—	1,369
Foreign currency (gains) losses, net	(168)	70	(200)	(96)	(354)
Stock-based compensation	689	693	703	2,069	1,987
Amortization and depreciation	954	898	801	2,704	2,362
Increase in fair value of earnout liability	175	—	—	175	—
Acquisition related transaction costs	19	16	84	93	605
Restructuring and severance	(87)	(2)	223	(101)	591

Total reconciling items included in GAAP net income (loss)	1,933	1,996	1,943	5,899	7,925

Non-GAAP adjusted EBITDA	$3,002	$2,412	$1,656	$6,569	$2,587

Reconciliation of GAAP net cash (used in) provided by operating activities to non-GAAP free cash flow
GAAP net cash (used in) provided by operating activities	$(1,053)	$934	$(433)	$1,370	$(3,011)
Capital expenditures	(97)	(40)	(417)	(202)	(634)

Non-GAAP free cash flow	$(1,150)	$894	$(850)	$1,168	$(3,645)